Exhibit 99

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2014

Cranbury, New Jersey –February 5, 2015 – 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income for the three month period ended December 31, 2014 of $2.0 million, a 43% increase compared to net income of $1.4 million reported for the three month period ended December 31, 2013. Net income per diluted share for the three month period ended December 31, 2014 was $0.28, an increase of 27% compared to net income of $0.22 per diluted share for the three month period ended December 31, 2013.

The significant increase in net income for the current quarter was due primarily to the $2.5 million increase in net interest income to $8.5 million, which was driven by the internal growth of the Bank’s loan portfolio and the inclusion of the operations of the former Rumson-Fair Haven Bank & Trust Company (“Rumson”) following its merger with and into the Bank on February 7, 2014. Non-interest income was $1.4 million for the current quarter compared to $1.2 million in the prior year’s fourth quarter and increased primarily due to higher gains from the sale of loans. In the fourth quarter of 2013, the after-tax effect of merger expenses related to the Rumson transaction reduced net income and diluted earnings per share by $0.1 million and $0.03 per share, respectively.

Fourth Quarter Highlights
•
Net interest income was $8.5 million in the fourth quarter of 2014 compared to $8.9 million in the third quarter of 2014 and $6.0 million in the fourth quarter of 2013. The net interest margin for each of these periods was 3.83%, 4.05% and 3.31%, respectively.

•
Loans were $654 million at December 31, 2014 and increased $34 million, or 5.5%, from September 30, 2014.  Mortgage warehouse loans, contrary to the expected seasonal decline in the fourth quarter of 2014, increased $21.8 million due to the Bank’s mortgage warehouse customers experiencing a higher level of residential loan originations and sales activity, which increased their borrowings. Approximately 70% of the borrowings on the warehouse lines at the end of 2014 were comprised of mortgage loans for the purchase of homes. Also during the fourth quarter of 2014 construction loans increased $8.5 million and commercial and commercial real estate loans increased a combined $3.7 million.

•
During the fourth quarter of 2014, the Bank’s retail mortgage banking operations originated $31 million of residential mortgage loans and sold $32 million of residential mortgage loans. The December 31, 2014 pipeline of residential mortgage loans in process was $49 million.

•	Return on average assets was 0.83% and return on average equity was 9.45% for the fourth quarter of 2014 compared to 0.71% and 8.10%, respectively, for the fourth quarter of 2013.

For the year ended December 31, 2014, net income was $4.4 million, or $0.61 per diluted share, compared to net income of $5.8 million, or $0.95 per diluted share for 2013. The results of operations for 2014 were impacted by two previously reported events during the first and second quarters of 2014. In the first quarter, the Company completed the acquisition of Rumson and incurred $1.4 million of merger-related expenses that reduced net income by $0.9 million, or $0.13 per diluted share. In the second quarter, a loan for approximately $3.7 million was fully charged–off and the provision for loan losses was increased by a similar amount due to an apparent fraud by the borrower and its principals. This additional provision reduced net income by $2.2 million, or $0.30 per diluted share, and resulted in a net loss for the second quarter of 2014. Net income, adjusted for the effect of these events (Adjusted Net Income), was $7.5 million for the year ended December 31, 2014 and earnings per diluted share, as adjusted (Adjusted Earnings per Diluted Share), was $1.05. For the year ended December 31, 2013, net income, as adjusted for the after-tax cost of the Rumson merger-related expenses of $0.3 million, was $6.1 million, or $1.00 per diluted share. Adjusted Net Income and Adjusted Earnings per Diluted Share are non-GAAP measures. A reconciliation of these non-GAAP measures to the reported net income and net income per diluted share is included in this release.

For the current year, excluding the effect of the Rumson acquisition in the first quarter of 2014, loans increased $163.3 million. Mortgage warehouse loans increased $62.2 million, construction loans increased $37.8 million, commercial and commercial real estate loans increased a combined $58.2 million and residential mortgages increased $4.6 million. The loan to asset ratio increased to 68.4% at December 31, 2014 compared to 50.3% at December 31, 2013.

The integration of the former Rumson operations was completed at the end of the first quarter of 2014 and customer retention has been as expected, with loans of approximately $118 million and deposits of approximately $177 million at December 31, 2014.

Robert F. Mangano, President and Chief Executive Officer, stated “We are pleased with the progress we made during the year. The broad internal growth of the loan portfolio, combined with the loans acquired in the Rumson merger, drove our significant increase in net interest income and expansion of our net interest margin to 3.84%. The completion of the merger with Rumson and the effective integration contributed to our improving profitability and provides a solid base as we expand our presence in Monmouth County.”

Mr. Mangano added “During the fourth quarter we were able to make additional progress in resolving our two largest non-performing loans as we completed the foreclosure of $4.7 million of loans and transferred the two real estate assets collateralizing the loans to OREO. We immediately commenced the marketing for sale of these properties.”

Discussion of Financial Results
Net interest income for the quarter ended December 31, 2014 totaled $8.5 million, a decrease of $0.4 million, or 4.5%, compared to $8.9 million earned in the third quarter of 2014, and an increase of $2.5 million, or 41.7%, compared to $6.0 million earned in the fourth quarter of 2013. The increase compared to the fourth quarter of 2013 was due principally to the increase in the loan portfolio, which generated the higher yield earned on earning assets of 4.35% compared to 3.84% in the fourth quarter of 2013.

The provision for loan losses was $0.5 million in the fourth quarter of 2014 compared to $0.3 million in the fourth quarter of 2013. The higher provision for loan losses reflects the growth of loans during 2014 and the effect of the net charge-offs during the fourth quarter of 2014.

Non-interest income was $1.4 million in the fourth quarter of 2014 and decreased from $1.5 million earned in the third quarter of 2014 due primarily to lower gains from the sale of residential mortgage loans and SBA loans. Non-interest income in the fourth quarter of 2014 increased $0.2 million compared to $1.2 million earned in the fourth quarter of 2013 due to higher gains from the sale of residential mortgage loans and SBA loans.

Non-interest expenses were $6.5 million for the quarter ended December 31, 2014 compared to $6.7 million in the third quarter of this year and $4.9 million in the fourth quarter of 2013. The higher non-interest expenses in the fourth quarter of 2014 compared to the fourth quarter of 2013 included approximately $836,000 of expenses related to the former operations of Rumson, higher employee compensation and benefits expense due to increases in staffing and additional operating costs due to the growth and expansion of the Bank’s operations.

At December 31, 2014, the allowance for loan losses was $6.9 million, a slight decline of $0.1 million from $7.0 million at December 31, 2013. As a percent of total loans, the allowance was 1.06% at the end of 2014 compared to 1.89% at year-end 2013. The decrease in the allowance as a percentage of total loans was primarily due to the Rumson acquisition accounting, which required the acquired loans to be recorded at their fair value and the elimination of Rumson’s allowance for loan losses of $1.7 million at the date of the merger. The fair value adjustment included a credit risk adjustment discount of $2.8 million, which was comprised of a non-accretive discount of $0.8 million and an accretive general credit discount of $2.0 million. At December 31, 2014, the total credit risk adjustment was approximately $1.7 million and was comprised of a non-accretive credit discount of $0.6 million and an accretive general credit risk fair value discount of $1.1 million.

Total assets at December 31, 2014 increased to $957 million from $742 million at December 31, 2013 principally due to the acquisition of Rumson. Assets increased $3 million from September 30, 2014.  Total portfolio loans at December 31, 2014 were $654 million, an increase of $281 million from $373 million at December 31, 2013, and included $118 million of Rumson loans. Total investment securities at December 31, 2014 were $224 million, a decline of $28 million from December 31, 2013. Total deposits at December 31, 2014 were $818 million compared to $639 million at December 31, 2013, with the increase principally due to the retained Rumson deposits of $177 million.

Regulatory capital ratios continue to reflect a strong capital position. The Company’s total risk-based capital, Tier I capital, and Leverage ratios were 12.28%, 11.41% and 9.53%, respectively, at December 31, 2014. The Bank’s total risk-based capital, Tier 1 capital and Leverage ratios were 12.00%, 11.13% and 9.30%, respectively at December 31, 2014. Under the new regulatory capital standards (Basel III) that become effective on January 1, 2015, the Bank’s common equity Tier 1 to assets, total risk-based capital and Leverage ratios are estimated to be 11.17%, 12.03% and 9.40%, respectively. The Bank would be considered “well capitalized” under the new capital standards.

Asset Quality
Net charge-offs during the fourth quarter of 2014 were $0.7 million and included $0.7 million of gross charge-offs of specific reserves for potential loan losses that were recorded in prior periods. These charge-offs were recorded principally for two loans that were foreclosed and transferred to OREO. Non-accrual loans declined to $4.5 million at December 31, 2014 from $7.5 million at September 30, 2014 due to the foreclosure and transfer of $4.7 million of non-performing loans to OREO. During the fourth quarter of 2014, $1.8 million of loans were classified as non-performing. The allowance for loan losses was 153% of non-accrual loans at December 31, 2014.

The acquired Rumson loans are performing as expected. Overall, we observed stable trends in loan quality with loans internally rated special mention and substandard declining during 2014.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Oceanport and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President &
	(609) 655-4500	Chief Financial Officer
(609) 655-4500

1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands, except per share amounts)	2014	2013	2014	2013
Income Statement Data :
Interest income	$9,668	$6,999	$37,361	$28,992
Interest expense	1,188	1,012	4,659	4,255
Net interest income	8,480	5,987	32,702	24,737
Provision for loan losses	500	300	5,750	1,077
Net interest income after provision for loan losses	7,980	5,687	26,952	23,660
Non-interest income	1,385	1,154	5,763	5,827
Non-interest expenses	6,511	4,923	27,286	21,422
Income before income taxes	2,854	1,918	5,429	8,065
Income tax expense	838	543	1,073	2,285
Net income	$2,016	$1,375	$4,356	$5,780

Per Common Share Data: (1)
Earnings per common share - Basic	$0.28	$0.23	$0.62	$0.97
Earnings per common share - Diluted	0.28	0.22	0.61	0.95
Tangible book value per common share at the period-end			10.32	10.55
Book value per common share at the period end			12.21	11.36
Average common shares outstanding:
Basic	7,134,415	6,011,674	7,016,148	5,973,323
Diluted	7,271,200	6,186,683	7,146,127	6,102,043

Performance Ratios / Data:
Return on average assets	0.83%	0.71%	0.46%	0.72%
Return on average equity	9.45%	8.10%	5.34%	8.73%
Net interest income (tax-equivalent basis) (2)	$8,751	$6,263	$33,811	$25,797
Net interest margin (tax-equivalent basis) (3)	3.83%	3.31%	3.84%	3.44%
Efficiency ratio (4)	64.2%	66.4%	68.9%	67.7%

			December 31,	December 31,
			2014	2013
Balance Sheet Data:
Total Assets			$956,780	$742,325
Investment Securities			223,799	252,016
Loans			654,297	373,336
Loans held for sale			8,372	10,924
Allowance for loan losses			(6,925)	(7,039)
Goodwill and other intangible assets			13,477	4,889
Deposits			817,761	638,552
Shareholders' Equity			87,110	68,358

Asset Quality Data:
Loans past due over 90 days and still accruing			$317	$-
Non-accrual loans			4,523	6,322
OREO property			5,710	2,136
Other repossessed assets			66	-
Total non-performing assets			$10,616	$8,458

Net charge-offs			$(5,864)	$(1,189)
Allowance for loan losses to total loans			1.06%	1.89%
Non-performing loans to total loans			0.74%	1.69%
Non-performing assets to total assets			1.11%	1.14%

Capital Ratios:
1st Constitution Bancorp
Tier 1 capital to average assets			9.53%	10.82%
Tier 1 capital to risk weighted assets			11.41%	18.04%
Total capital to risk weighted assets			12.28%	19.29%
1st Constitution Bank
Tier 1 capital to average assets			9.30%	10.59%
Tier 1 capital to risk weighted assets			11.13%	17.55%
Total capital to risk weighted assets			12.00%	18.80%

(1)	Includes the effect of the 5% stock dividend paid January 31, 2013.
(2)
The tax equivalent adjustment was $271 and $276 for the three months ended December 31, 2014 and 2013, respectively, and $1,109 and $1,060 for the twelve months ended December 31, 2014 and 2013, respectively.

(3)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates

	Three months ended December 31, 2014			Three months ended December 31, 2013
	Average		Average	Average		Average
(Yields on a tax-equivalent basis)	Balance	Interest	Yield	Balance	Interest	Yield

Assets:
Federal Funds Sold/Short Term Investments	$61,872,811	$38,751	0.25%	$143,191,516	$78,974	0.22%
Investment Securities:
Taxable	142,617,112	880,031	2.47%	178,156,330	1,096,460	2.46%
Tax-exempt	88,522,610	835,224	3.77%	73,748,549	851,750	4.62%
Total	231,139,722	1,715,255	2.97%	251,904,879	1,948,210	3.09%

Loan Portfolio:
Construction	88,027,184	1,441,667	6.50%	47,075,100	830,422	7.00%
Residential Real Estate	47,976,377	491,625	4.07%	12,783,961	158,807	4.93%
Home Equity	22,320,404	279,743	4.97%	9,542,216	120,918	5.03%
Commercial and Commercial Real Estate	293,460,633	4,113,566	5.56%	152,601,018	2,553,387	6.64%
Mortgage Warehouse Lines	139,458,777	1,565,891	4.45%	107,399,501	1,287,036	4.75%
Installment	395,736	5,295	5.31%	298,776	4,616	6.13%
All Other Loans	23,178,231	286,834	4.91%	27,572,270	292,926	4.21%
Total	614,817,342	8,184,621	5.28%	357,272,842	5,248,112	5.83%

Total Interest-Earning Assets	907,829,875	9,938,627	4.35%	752,369,237	7,275,296	3.84%

Allowance for Loan Losses	(7,307,668)			(7,094,852)
Cash and Due From Bank	12,527,382			(15,173,855)
Other Assets	59,475,531			43,735,864
Total Assets	$972,525,120			$773,836,394

Liabilities and Shareholders' Equity:
Interest-Bearing Liabilities:
Money Market and NOW Accounts	306,778,124	261,483	0.34%	214,763,001	178,107	0.33%
Savings Accounts	195,501,666	227,832	0.46%	184,559,517	216,530	0.47%
Certificates of Deposit	168,979,351	482,826	1.13%	137,683,994	424,974	1.22%
Other Borrowed Funds	21,033,714	128,501	2.42%	10,000,000	104,255	4.14%
Trust Preferred Securities	18,557,000	86,721	1.85%	18,557,000	88,085	1.88%
Total Interest-Bearing Liabilities	710,849,855	1,187,363	0.66%	565,563,512	1,011,951	0.71%

Net Interest Spread			3.69%			3.13%

Demand Deposits	168,646,746			132,919,970
Other Liabilities	7,677,373			7,813,574
Total Liabilities	887,173,974			706,297,056
Shareholders' Equity	85,351,145			67,539,335
Total Liabilities and Shareholders' Equity	$972,525,119			$773,836,391

Net Interest Margin		$8,751,264	3.83%		$6,263,345	3.31%

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates

	For the year ended December 31, 2014			For the year ended December 31, 2013
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$60,933,121	$149,643	0.25%	$120,124,995	$300,061	0.25%
Investment Securities :
Taxable	168,992,111	4,021,819	2.38%	162,246,451	3,915,261	2.41%
Tax - exempt	87,455,316	3,418,872	3.91%	69,157,995	3,269,772	4.73%
Total	256,447,427	7,440,691	2.90%	231,404,446	7,185,033	3.10%

Loan Portfolio:
Construction	77,159,603	5,232,772	6.78%	43,391,226	2,757,353	6.35%
Residential real estate	45,572,001	1,855,094	4.07%	11,492,404	589,014	5.13%
Home equity	22,069,579	1,201,271	5.44%	9,292,851	494,696	5.32%
Commercial and commercial real estate	271,887,695	15,893,008	5.85%	145,470,344	10,392,340	7.14%
Mortgage warehouse lines	124,126,774	5,588,634	4.50%	151,335,795	7,095,925	4.69%
Installment	339,860	18,963	5.58%	265,464	16,900	6.37%
All other loans	22,222,835	1,089,528	4.90%	38,214,317	1,221,142	3.20%
Total	563,378,347	30,879,270	5.48%	399,462,401	22,567,370	5.65%

Total Interest-Earning Assets	880,758,895	38,469,604	4.37%	750,991,842	30,052,464	4.00%

Allowance for Loan Losses	(7,487,269)			(6,857,618)
Cash and Due From Bank	14,620,473			9,998,816
Other Assets	57,689,084			47,401,100
Total Assets	$945,581,183			$801,534,140

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$286,234,619	$953,580	0.33%	$222,581,196	$757,905	0.34%
Savings Accounts	199,078,260	903,907	0.45%	198,168,724	893,509	0.45%
Certificates of Deposit under $100,000	70,574,064	910,326	1.29%	68,741,109	860,217	1.25%
Certificates of Deposit of $100,000 and Over	98,890,530	1,030,667	1.04%	71,616,214	976,287	1.36%
Other Borrowed Funds	23,723,972	515,923	2.17%	10,284,794	414,904	4.03%
Trust Preferred Securities	18,557,000	344,035	1.90%	18,557,000	352,067	1.90%
Total Interest-Bearing Liabilities	697,058,445	4,658,438	0.67%	589,949,037	4,254,889	0.72%

Net Interest Spread			3.70%			3.28%

Demand Deposits	159,935,316			137,872,991
Other Liabilities	7,065,452			7,500,084
Total Liabilities	864,059,213			735,322,112
Shareholders' Equity	81,521,970			66,212,027
Total Liabilities and Shareholders' Equity	$945,581,183			$801,534,139

Net Interest Margin		$33,811,166	3.84%		$25,797,575	3.44%

1st Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands, except per share amounts)	2014	2013	2014	2013
Adjusted Net Income

Net Income (Loss)	$2,016	$1,375	$4,356	$5,779

Adjustments

Provision for Loan losses	0	0	3,656	0

Merger-related Expenses	0	165	1,532	327

Income Tax Effect of Adjustments (2)	0	(17)	(2,031)	(24)

Adjusted Net Income	$2,016	$1,523	$7,513	$6,082

Adjusted Net Income per Diluted Share

Adjusted Net Income	$2,016	$1,523	$7,513	$6,082

Diluted Shares Outstanding	7,271	6,176	7,146	6,102

Adjusted Net Income per Diluted Share	$0.28	$0.25	$1.05	$1.00

(1)
The Company used the non-GAAP financial measures, Adjusted Net Income and Adjusted Net Income  per Diluted Share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson Fair Haven Bank and Trust Company and the large provision for loan losses recorded as a result of the apparent fraud by a borrower and its principals. These non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.

(2)	Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.